Exhibit 99.1

Biodiesel — Fueling A Better Future
December 2007 Newsletter
Volume 3, Number 7

Management Report
This has been a difficult quarter in the biodiesel industry. In October, you received a special edition newsletter in which some of the current difficulties were outlined. At that time, soybean oil was being traded on the Chicago Board of Trade (CBOT) at 40¢ per pound. Currently, the CBOT price for soybean oil is over 45¢ per pound.
The financial report for the third quarter of 2007 has been posted on the SEC’s website; and it can be accessed through our website at www.westerniowaenergy.com. The year-to-date income statement data as it appears on the website is:

Revenues	$60,318,049
Cost of Sales	($57,920,639)
Gross Profit	$2,397,410
Operating Expense	($1,378,545)
Other Income (Expense)	($967,951)
Net Profit (Loss)	$50,914
Through the third quarter of 2007, WIE has produced over 20.2 million gallons of biodiesel; and there have been credited sales of over 21.1 million gallons. During the third quarter alone, WIE produced over 7.6 million gallons, which is 101.3% of the name-plate capacity of the plant for that period.
It takes more than seven pounds of soybean oil to make a gallon of biodiesel. So just a penny a pound jump in the soyoil price causes a seven-cent hit to a biodiesel producer’s per gallon cost. Because the soyoil price has jumped nearly a dime a pound in less than a year, it’s a major drain on the whole biodiesel industry’s pocketbook and WIE is no exception. Strangely enough industry indicators seem to show that this should be a good time for biodiesel producers. Soybean stocks in the United States are at their highest level in three years. Soybean production in Brazil, Argentina and other South American countries are projected to set records this year. By most measures, soyoil prices should be dropping however, at more than 45¢ per pound, prices are higher than  _____  any time in the past 10 years and are forecast to go higher. The high prices are caused by anticipated demand rather than current demand. The last time soybean oil prices even approached 30¢ per pound was in 2003. Soybean markets at that time were very tight. The soybean crop in 2003 was generally considered to be poor, and the demand was strong. Consequently, soybean stocks fell to a low level that year, which affected the soybean oil production. The USDA forecasts that soybean oil prices will continue to rise and could maintain a higher than expected average price during 2008. Fortunately, both crude oil and heating oil prices have increased, which has resulted in a corresponding increase in what we can charge for our biodiesel, thereby softening the impact of increased soybean oil costs.
Edible tallow, yellow greases and other rendered feedstocks could satisfy an even larger chunk of the biodiesel industry’s feedstock needs over the next few years as supplies of virgin vegetable oils tighten. Currently, rendered products account for nearly one-third (11.6 billion gallons) of the nation’s entire fat production, with vegetable oils accounting for the remaining two-thirds (22.4 billion gallons), making the resource a viable option as the biodiesel industry looks to expand its feedstock base. The rendering sector and the services it can offer biodiesel producers may be underutilized in the soy oil dominated market as only a handful of biodiesel plants in the United States, including WIE, are using tallow, animal fats and yellow greases as feedstocks.
The WIE manufacturing facility permits the use of multiple feedstocks and management believes that capability currently offers the best opportunity for financial success. It has been necessary to fill a few pre-existing soy-only contracts for some of our best customers, but we have witnessed the biodiesel market becoming increasingly accepting of blended biodiesel containing alternative feedstocks. We believe that WIE has been a leader in the industry in producing animal fat biodiesel blends and is ready to respond to the increasing demand that is occurring for that product.
—Larry Breeding

From the Boardroom
The renewable fuels industry has been facing tough economic conditions for the past months due to the extremely high cost of inputs. These costs have risen due to a variety of factors.
Most of you are aware of the dramatic shift away from planting soybeans to planting significantly higher corn acreage during the 2007 growing season, which has greatly reduced the amount of soybeans produced domestically. The extremely weak value of the U.S. dollar compared to all foreign currencies makes all American agricultural commodities relatively cheap on the world market and that has greatly increased exports of those commodities. The flourishing economies in both China and India have commanded an ever increasing amount of the world’s agricultural outputs. Management believes that these factors have all combined to make the cost of soybean oil, which has been our primary feedstock, approach an all-time high.
Your board of directors has been well aware of these events as they unfolded and has attempted to develop a flexible strategy to address these difficult times. In September the board of directors held a special board meeting lasting all of Sunday afternoon and evening and until noon on Monday, working to develop WIE’s operational and marketing strategies in conjunction with REG to best position the company to survive these stressful economic times.
Given the conditions we are facing we want to assure our investors that we believe we are in a better position relative to most other biodiesel producers to address these issues because of several previous board and management decisions including:
1.
Having our facility built early in the growth phase of the industry before the large increase in the cost of construction materials and labor so that we have a much smaller initial investment and resulting lower debt service costs than many of our competitors.

2.	Retaining enough of our initial profits so that we have available operating and debt service funds that our competitors do not.

3.	Inclusion of dual pre-treatment capabilities which allows us to choose whichever feedstock that gives us the best ability to be cost competitive in the biodiesel marketplace.

4.	Acquiring experience running combinations of feedstocks in a manner which allows us to reduce production costs while still meeting ATSM standards.

5.	Overcoming initial end-user resistance and developing marketplace acceptance for animal fat biodiesel blends.

6.
The hiring and retention of a highly qualified workforce that can operate the biodiesel manufacturing facility at the volume which fits current demand conditions up to and exceeding nameplate capacity.

So what does all of this mean to investors in WIE? We believe that our plant is one of the most efficiently designed and operated plants in the biodiesel industry. We believe that our operating cost is among the lowest in the industry and our multiple feedstock utilization capability gives us the ability to compete during tough times like we are facing today. That does not necessarily mean we can operate at a profit, but it gives us the ability to retain our best customers for a period of time, while we wait for conditions to improve, whereas many of our competitors have been forced to shut down.
Your board and management will operate the plant during these tough economic times to weather this storm and be in a position to maximize profits once this industry makes a turnaround.
Remember, tough times never last, but tough people do.
—A message from your Board of Directors
Methanol Supply
Chile, the world’s largest producer of methanol, is involved in a dispute with its neighbor, Argentina. The disagreement has resulted in Argentina cutting off Chile’s access to natural gas, which is a key component of methanol production. The reduced availability of natural gas to Chile has negatively impacted its ability to produce methanol. The severe disruption of the world supply of methanol has resulted in the price more than doubling within just the past few months. Several biodiesel plants have been forced to stop production because they were unable to obtain methanol. As a result of our position in the industry, WIE has been able to maintain its supply of methanol but has been required to pay the new, much higher price.
Because the catalyst that WIE uses contains methanol, the catalyst supply and pricing has also been affected. Due to pre-existing contracts that WIE has in place which includes provisions locking the price of methanol for a certain period of time, there have been no supply interruptions nor price increases for the catalyst that is used at this time.

Money Talks
This time of year we receive many questions about how the K-1 will look for tax planning reasons. In accordance with SEC compliance issues we cannot speculate on what the ending results will be. Each member can go to our website and review the quarterly audited results and the results through the third quarter ending September 30, 2007 will be summarized in this newsletter as well.
Concerning the tax credits available for 2007 tax purposes, WIE unit holders will have the Federal Small Producers Credit available again this year. This federal tax credit is 10¢ per gallon of production up to 15 million gallons. This credit will total $1.5 million dollars or $56.72 per unit of membership.
Unfortunately, there is no additional Iowa Investors Tax Credit available this year; our total allowable credit of $2.9 million was distributed last year. This credit is a carry over credit for five years, therefore if you did not use your entire credit on last years taxes you may use your remaining balance on this year’s taxes and the subsequent 3 years until the credit has been exhausted.
We hope this is helpful information as you prepare for your tax returns this year. As stated at last year’s annual meeting, we have a target date of February 15, 2008 for mailing out the 2007 K-1 reports.
—Joe Neppl, Accountant
Washington Watch: The 2007 Farm Bill
In late October, the U.S. Senate Committee on Agriculture, Nutrition and Forestry approved the Food and Energy Security Act, which is the committee’s version of the 2007 Farm Bill. In addition to continuing farm income protection, conservation, nutrition and rural development, the program makes investments in the future of renewable energy. The bill is now being considered by the full Senate, which is debating the provisions.
The energy title of the Farm Bill includes the Bioenergy Program for Advanced Biofuels, which generally continues the Commodity Credit Corp.’s Bioenergy Program. The Senate version of the program includes a handful of limits that will make it difficult for biodiesel producers to use. First, the program has been limited to $245 million for the duration of the Farm Bill. Secondly, the program is limited to new production, which means current production would likely not qualify. Finally, the program is being offset against the “small agri-biodiesel production tax credit,” which allows small agri-biodiesel producers producing less than 60 MMgy to claim up to $1.5 million in income tax credit on the first 15 million gallons of production each year. The National Biodiesel Board (“NBB”) is working with the Senate committee to improve the program.
Additionally, the energy title continues the Biodiesel Education Program, which is funded at $2 million per year. The Biodiesel Education Program was originally established as part of 2002 Farm Bill and provides educational funding to support increased fuel quality measures. The program also assists the USDA and NBB in developing the acceptance of biodiesel by engine and equipment manufacturers, petroleum partners, users and the general public. For example, a recent survey done to benchmark the program’s progress showed that the public’s awareness of biodiesel rose from 27 percent in August 2004 to 45 percent in December 2006.
As Congress continues to consider the Farm Bill, the NBB will continue working to reauthorize the CCC Bioenergy Program and modify the program’s structure so that it provides maximum benefits to help biodiesel producers offset feedstock costs. Specifically, NBB will continue to advocate a program that provides support for all gallons of production, is financed by mandatory funding, and does not require biodiesel producers to choose between tax incentives and the CCC Bioenergy Program.
Last, when the full Senate considers the Farm Bill, it is anticipated that the tax bill crafted by the Senate Finance Committee for consideration in tandem with the Farm Bill, the Heartland, Habitat, Harvest and Horticulture Act of 2007, will be incorporated into the Farm Bill. The 4-H Act contains a host of provisions that are of importance to the biodiesel industry, including an extension of the $1 per gallon biodiesel tax incentive through 2010.
Key members of the House of Representatives and the Senate continue to work behind the scenes on an informal “energy conference.” Both the House and the Senate have passed their respective versions of energy legislation, which at some point will need to be combined into one energy bill. Speaker of the House Nancy Pelosi, D-Calif., has agreed to work with Senate Majority Leader Harry Reid, D-Nev., on an informal process designed to reconcile the differences between the House and Senate energy bills and ultimately yield a single product that can be considered by both chambers and forwarded to the White House.
The effort to expand the renewable fuels standard will be discussed as part of this process. NBB believes that an expanded RFS must have a renewable requirement as part of the diesel pool, and the NBB is working to include language similar to the Biodiesel Promotion and Quality Assurance Act of 2007, which was introduced as S. 1616 in the Senate and H.R. 3781 in the House of Representatives.

LABORATORY
Vonnie Wareham holds the position of Lab Coordinator for Western Iowa Energy. This position has many responsibilities including ensuring that all activities related to the production of biodiesel are performed to satisfy the requirements of the ASTM and BQ9000 Standards and confirming the salability of a high quality biodiesel. Methods ensuring the quality of all activities include specific protocol for sampling, compositing and testing products.
Vonnie provides training and support to employees in regards to the use of the lab equipment and the procedures to be followed during testing and at all other times in the lab. She is on-call to trouble-shoot equipment and to assist with any challenges employees may face during both the day and night shifts.
She is in charge of making sure that documentation of all lab related activities is kept up to date, that the equipment has been maintained properly, and we have all the proper solutions and consumable supplies on hand to ensure that data can be captured and released in the most accurate and efficient manner.
When the final product is ready, Vonnie is in charge of double checking to make sure the final product test results comply with all standards before releasing the lot of material for sale.
DISCLAIMER:
Statements made in this publication, other than statements of historical fact, about Western Iowa Energy, LLC’s future production, operations or other future prospects are forward-looking statements and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Such factors include, among others, risks associated with the biodiesel industry generally, and other risk factors as described in Western Iowa Energy, LLC’s filings with the Securities and Exchange Commission. Many of these factors are beyond Western Iowa Energy, LLC’s ability to control or predict. Western Iowa Energy, LLC disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.
Western Iowa Energy, LLC
1220 S. Center St.
PO Box 399
Wall Lake, IA 51466
www.westerniowaenergy.com
Phone: 712-664-2173
Fax: 712-664-2183
Larry Breeding — General Manager — lbreeding@westerniowaenergy.com
Joe Reed — Operations Manager — jreed@westerniowaenergy.com
Joe Neppl — Accountant — jneppl@westerniowaenergy.com
Jeanne Sorensen — Compliance Coordinator — jsorensen@westerniowaenergy.com
Kris Ziegmann — Scale Operator/Receptionist — kziegmann@westerniowaenergy.com

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